Exhibit 3.1

CERTIFICATE OF AMENDMENT

of the

CERTIFICATE OF INCORPORATION

of

FOOT LOCKER, INC.

Under Section 805 of the Business Corporation Law

We, the undersigned, Ken C. Hicks and Sheilagh M. Clarke, being respectively, the Chairman of the Board, President and Chief Executive Officer and the Vice President and Assistant Secretary of Foot Locker, Inc., a corporation organized under the laws of the State of New York (the “Corporation”), do hereby state and certify that:

1. The name of the Corporation is Foot Locker, Inc.

2. The Certificate of Incorporation of the corporation was filed by the Department of State on April 7, 1989 under the name Woolworth Corporation.

3. The Certificate of Incorporation is hereby amended, as authorized by Section 801 of the Business Corporation Law of the State of New York, to provide for the declassification of the Board of Directors (in Article SEVENTH of such Certificate of Incorporation). To effect such amendment, Article SEVENTH of the Certificate of Incorporation is hereby amended to read, in its entirety, as follows:

“SEVENTH. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors.

“Commencing with the 2015 annual meeting of shareholders, directors shall be elected annually for terms of one year and shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors elected at the 2012 annual meeting of shareholders shall hold office until the expiration of their terms at the 2015 annual meeting of shareholders, directors elected at the 2013 annual meeting of shareholders shall hold office until the expiration of their terms at the 2016 annual meeting of shareholders, and directors elected at the 2014 annual meeting of shareholders shall hold office until the expiration of their terms at the 2017 annual meeting of shareholders, and in each case until his or her successor shall be elected

4

and shall qualify but subject to prior death, resignation, retirement, disqualification or removal from office. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled by a vote of the Board of Directors. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy shall hold office until the next meeting of shareholders called for the election of directors and until his or her successor shall be elected and shall qualify. A director or the entire Board of Directors may be removed only for cause.

“Notwithstanding the foregoing, whenever the holders of shares of any one or more classes or series of stock (other than Common Stock) issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto.”

4. The amendment of the Certificate of Incorporation set forth above was authorized by a vote of the Board of Directors at a meeting duly called and held on November 20, 2013, a quorum being present, followed by the required vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon at the Annual Meeting of Shareholders of the Corporation that was duly called and held on May 21, 2014, a quorum being present.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Amendment of the Certificate of Incorporation of the Corporation and do affirm the foregoing as true under penalty of perjury as of this 27th day of May 2014.

/s/ Ken C. Hicks	/s/ Sheilagh M. Clarke
Ken C. Hicks	Sheilagh M. Clarke
Chairman of the Board, President and Chief Executive Officer	Vice President and Assistant Secretary
5